Exhibit 99.1

Contact:	Daniel M. Quinn	Paul W. Taylor
	President & Chief Executive Officer	Chief Financial Officer
	1331 Seventeenth Street, Suite 300	1331 Seventeenth Street, Suite 300
	Denver, CO 80202	Denver, CO 80202
	303/296-9600	303/293-5563

FOR IMMEDIATE RELEASE:

Centennial Bank Holdings, Inc. Announces Fourth Quarter 2006 Earnings
and Increased Stock Repurchase Program

Denver, Colorado, February 13, 2007 — Centennial Bank Holdings (Nasdaq: CBHI) today reported fourth quarter 2006 net income of $5.4 million, or 10 cents per basic and diluted share, compared to third quarter 2006 net income of $5.8 million, or 10 cents per basic and diluted share, and fourth quarter 2005 net income of $4.9 million, or 8 cents per basic and diluted share.  Excluding after-tax intangible asset amortization of $1.8 million, fourth quarter 2006 cash net income was $7.3 million, or 13 cents per basic and diluted share, compared to third quarter 2006 cash net income of $7.6 million, or 13 cents per basic and diluted share, and fourth quarter 2005 cash net income of $6.9 million, or 11 cents per basic and diluted share.

For the year ended December 31, 2006, net income was $24.4 million, or 42 cents per basic and diluted share.  Excluding after-tax intangible asset amortization of $7.3 million, cash net income for the year ended December 31, 2006 was $31.7 million, or 55 cents per basic and diluted share.

The primary factors contributing to the $0.4 million decrease in net income from the third quarter included a decrease in net interest income of $1.1 million, an increase in the provision for credit losses of $1.2 million, a decrease in noninterest income of $0.9 million, and a decrease in noninterest expense of $1.7 million.  Net interest income decreased due to a $0.3 million decline in interest income and a $0.7 million increase in interest expense. Noninterest expense decreased primarily due to a $1.3 million reduction in salaries and employee benefits.  The company also recognized $1.1 million of income related to the previously announced disposition of Collegiate Peaks Bank.

“Our focus continues to be on producing long-term results through diversified growth, enhanced credit quality and improved efficiency,” stated Dan Quinn, President and Chief Executive Officer. “Although we continue to face challenges related to growth and credit quality, our activity in the fourth quarter reflects our focus on our long-term strategic goals.  We decreased our construction, land development and land loans while increasing our other real estate and commercial loans, which helped reduce our credit risk, and we reduced our noninterest expenses.”

Financial Highlights

	Quarter Ended			Year Ended
(Dollars in Thousands)	December 31, 2006	September 30, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Earnings per share-basic & diluted	$0.10	$0.10	$0.08	$0.42	$0.27
Cash earnings per share-basic & diluted	$0.13	$0.13	$0.11	$0.55	$0.41
Return on average assets	0.78%	0.81%	0.67%	0.86%	0.57%
Return on average tangible assets (cash)	1.23%	1.25%	1.15%	1.32%	1.03%
Net Interest Margin	5.12%	5.34%	5.39%	5.35%	5.51%
Efficiency Ratio	60.01%	61.85%	65.01%	61.35%	67.56%

The comparability of the company’s year to date and fourth quarter financial information to the respective prior periods is affected by the company’s fourth quarter 2005 acquisitions of First MainStreet Financial, Ltd. and Foothills Bank.

Balance Sheet

At December 31, 2006, the company had total assets of $2.7 billion, compared to $2.9 billion at September 30, 2006, and $3.0 billion at December 31, 2005. The sale of the company’s Collegiate Peaks Bank subsidiary in November 2006 accounted for a decrease in total assets of $97.4 million and $98.2 million from September 30, 2006, and December 31, 2005, respectively.

(In thousands)	December 31, 2006	September 30, 2006	December 31, 2005
Total loans, net of unearned discount	$1,947,487	$1,981,506	$2,074,413
Allowance for loan losses	(27,899)	(25,977)	(27,475)
Total assets	2,719,251	2,886,647	2,980,757
Average assets	2,783,375	2,850,781	2,873,828
Total deposits	1,960,105	1,968,264	2,048,352

At December 31, 2006, total loans, net of unearned discount, of $1.9 billion were $34.0 million less than at September 30, 2006 and $126.9 million less than at December 31, 2005.  The decline is due in part to the company’s strategy to increase its focus on commercial and industrial, consumer and energy loans and reduce its concentration in construction, land development and land loans.  In the fourth quarter 2006, construction, land development and land loans included in the real estate portfolio decreased by $60.3 million, while the remainder of the real estate portfolio and commercial and other loans increased by $26.3 million.

At the end of the fourth quarter 2006, deposits were $2.0 billion, reflecting a decrease of $8.2 million from September 30, 2006, and a decrease of $88.2 million from December 31, 2005.  Since December 31, 2005, certificates of deposit declined $55.4 million and represented 29.5% of total deposits at December 31, 2006, down from 30.9% at December 31, 2005.  The company has maintained its ratio of low-cost demand deposits to total deposits at approximately 26% throughout 2006. The company has taken steps to ensure it has experienced staff to further address deposit growth, including the hiring of experienced senior-level officers responsible for increasing deposits.

Net Interest Income and Margin

	Quarter Ended			Year Ended
(Dollars in thousands)	December 31, 2006	September 30, 2006	December 31, 2005	December 31, 2006	December 31, 2005

Net interest income	$27,906	$28,996	$30,797	$116,197	$107,868
Interest rate spread	4.14%	4.45%	4.54%	4.48%	4.89%
Net interest margin	5.12%	5.34%	5.39%	5.35%	5.51%

Net interest income for fourth quarter 2006 was $27.9 million, compared to third quarter 2006 net interest income of $29.0 million.  This decrease was the result of a decline in interest income and an increase in interest expense.

The company’s net interest margin of 5.12% for the fourth quarter 2006 reflected a decrease of 22 basis points from the third quarter 2006 and 27 basis points from the same period of the previous year.  The primary factor in the reduced net interest margin was an increase in interest expense due to competition for deposits.

Fourth quarter 2006 interest income of $43.9 million reflected a decrease from the third quarter 2006 of $0.3 million and an increase from the same period of the previous year by $1.2 million.  The decline in interest income in the fourth quarter was caused by a decrease in the company’s loan portfolio combined with the stabilization in the targeted federal funds rate beginning in July 2006.  The increase versus the prior year period was primarily the result of a rising interest rate environment through June 2006.

Interest expense was $16.0 million in the fourth quarter 2006 compared to $15.2 million in the third quarter and $11.8 million for the same quarter of the previous year.  In addition to the increased cost of deposits, interest expense increased from the prior year as a result of the rise interest rates during the first half of 2006.

Noninterest Income

The following table presents noninterest income as of the dates indicated.

	Quarter Ended			Year Ended
(In thousands)	December 31, 2006	September 30, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Noninterest income:
Customer service and other fees	$2,137	$2,892	$3,205	$10,385	$9,291
Gain (loss) on sale of securities	(5)	6	(16)	(4)	(7)
Gain (loss) on sale of loans	(55)	229	256	719	1,316
Gain (loss) on sale of assets	133	108	(195)	329	406
Other	316	239	219	1,288	112

Total noninterest income	$2,526	$3,474	$3,469	$12,717	$11,118

Noninterest income for fourth quarter 2006 decreased $0.9 million from third quarter 2006 due primarily to declines in a variety of customer service and other fees.  The company recorded a decrease of $0.3 million on the gain (loss) on sale of loans that was the result of the discontinuation of the company’s residential mortgage group at the end of the third quarter 2006.  The Company had a $0.7 million gain on the sale of property in the fourth quarter 2006, which was offset by $0.4 million of losses associated with a branch relocation and sale of other real estate owned (OREO).

Noninterest Expense

The following table presents the noninterest expense as of the dates indicated.

	Quarter Ended			Year Ended
(In thousands)	December 31, 2006	September 30, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Noninterest expense:
Salaries and employee benefits	$10,662	$12,006	$11,704	$46,185	$41,928
Occupancy expense	2,040	1,891	1,979	7,977	6,918
Furniture and equipment	1,176	1,289	1,202	4,859	3,792
Amortization of intangible assets	2,960	2,858	3,301	11,815	12,458
Merger, acquisition and transition expenses	—	239	2,055	1,866	10,491
Other general and administrative	4,384	4,659	5,681	18,206	17,262

Total noninterest expense	$21,222	$22,942	$25,922	$90,908	$92,849

Noninterest expense for fourth quarter 2006 of $21.2 million decreased from the third quarter 2006 by $1.7 million.  Salaries and employee benefits decreased by $1.3 million in the fourth quarter 2006 from the third quarter 2006.  The reduction in salaries and benefits resulted primarily from a decrease in general salary, employment taxes, and employee benefit costs of $0.5 million, a decrease in bonus and incentive expense of $0.5 million, and a $0.4 million decrease in equity based compensation principally due to a revision in estimated forfeitures.  Other significant changes in fourth quarter noninterest expense were a reduction in professional services fees due to recognition of $1.1 million in insurance reimbursements of legal fees and $1.1 million of costs associated with other real estate owned, primarily consisting of the write-down of a real-estate property that was subsequently sold in December 2006.

Asset Quality

The following table presents selected asset quality data as of the dates indicated.

	Quarter Ended
	December 31,	September 30,	December 31,
(In thousands, except ratios)	2006	2006	2005
Nonaccrual loans, not restructured	$32,852	$26,812	$29,608
Accruing loans past due 90 days or more	3	396	131

Total nonperforming loans (NPLs)	32,855	27,208	29,739
Other real estate owned (OREO)	1,207	5,090	1,465

Total nonperforming assets (NPAs)	$34,062	$32,298	$31,204

Allowance for loan losses	27,899	25,977	27,475

Selected ratios:
NPLs to loans, net of unearned discount	1.69%	1.37%	1.44%
NPAs to total assets	1.25%	1.12%	1.05%
Allowance for loan losses to NPLs	85%	95%	92%
Allowance for loan losses to loans held for investment	1.43%	1.31%	1.33%

Nonperforming assets of $34.1 million at December 31, 2006 reflected increases of $1.8 million from September 30, 2006, and $2.9 million from December 31, 2005.  The company’s nonaccrual loans increased in the fourth quarter 2006 by $6.0 million while OREO decreased by $3.9 million. The increase in nonaccrual loans was driven by $10.7 million of new nonaccrual loans offset by $4.7 million of charge-offs and repayments.  Four loan relationships accounted for $8.0 million of the increase in nonaccrual loans.  The decline in OREO was primarily attributed to the fourth quarter 2006 write-down and subsequent sale of a real estate property that accounted for $4.2 million of the balance at September 30, 2006.

In the fourth quarter 2006, the company increased its allowance for credit losses in response to loan portfolio changes occurring in the quarter.  Consequently, the company recorded a $2.7 million provision for credit losses and net charge-offs of $0.7 million in the fourth quarter 2006 compared to $1.6 million provision for credit losses and $1.6 million net charge-offs in third quarter 2006.

At December 31, 2006, the allowance for loan losses was $27.9 million, which represents an increase of $1.9 million from September 30, 2006, and an increase of $0.4 million from December 31, 2005.  The ratio of the allowance for loan losses to nonperforming loans was 84.6% at December 31, 2006, and represented a decrease of 11.1 percentage points and 7.5 percentage points from September 30, 2006 and December 31, 2005, respectively.  The ratio of the allowance for loan losses to loans, net of unearned discount, was 1.43% at December 31, 2006, as compared to 1.31% at September 30, 2006. For the year ended December 31, 2006, the company had net charge-offs of $4.2 million and provision for credit losses of $4.3 million.  The company’s loss exposure on its substandard loans continues to be mitigated by collateral positions on these loans.  Management continues to monitor the allowance for loan losses closely and will adjust the allowance when necessary, based on its analysis, which includes ongoing evaluation of substandard loans and their collateral positions.

Increased Stock Repurchase Program

In February 2007, the Board of Directors of the company authorized the addition of 924,490 shares to its existing stock repurchase program announced in October 2006.  Prior to this additional authorization, the company had 1,825,510 shares remaining under its existing stock repurchase program.  Under the increased program, the company is authorized to repurchase up to 2,750,000 shares of the company’s common stock over the next 12 months.  The shares will be acquired from time to time either in the open market or in privately negotiated transactions in accordance with applicable regulations of the Securities and Exchange Commission.  During the fourth quarter 2006, the company repurchased 1,330,890 shares at a cost of $12.5 million, or an average price of $9.41 per share.  The cumulative share repurchases during 2006 were 3,674,490 shares at a cost of $37.6 million, or an average price of $10.23 per share.  As of December 31, 2006, the company had 57,236,795 shares outstanding, including 1,725,825 shares of unvested stock awards.

Divestitures

On November 1, 2006, the company consummated the sale of its Collegiate Peaks Bank subsidiary to a group of investors.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, cash net income and cash earnings per share, which exclude the after-tax impact of intangible asset amortization expense, and return on average tangible assets (cash), which excludes the after-tax impact of intangible asset amortization expense and average intangible assets.  The company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the company’s operational performance and to enhance investors’ overall understanding of the company’s core financial performance.  Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the company’s financial information as performance measures.  These non-GAAP financial measures are presented for supplemental informational purposes only for understanding the company’s operating results and should not be considered a substitute for financial information presented in accordance with GAAP.  These non-GAAP financial measures presented by the company may be different from non-GAAP financial measures used by other companies.

	Quarter Ended			Year Ended
(In thousands, except per share data)	December 31, 2006	September 30, 2006	December 31, 2005	December 31, 2006	December 31, 2005

GAAP net income	$5,443	$5,820	$4,864	$24,418	$14,682
Add: Amortization of intangible assets	2,960	2,858	3,301	11,815	12,458
Less: Income tax effect	(1,125)	(1,086)	(1,255)	(4,491)	(4,735)
Cash net income	$7,278	$7,592	$6,910	$31,742	$22,405

Weighted average shares — diluted	56,162	57,499	60,578	57,636	54,295

Earnings per share — diluted	$0.10	$0.10	$0.08	$0.42	$0.27
Add: Amortization of intangible assets (after tax effect)	0.03	0.03	0.03	0.13	0.14
Cash earnings per share	$0.13	$0.13	$0.11	$0.55	$0.41

Return on tangible net assets (cash)
Cash net income	$7,278	$7,592	$6,910	$31,742	$22,405

Average total assets	2,783,375	2,850,781	2,873,828	2,850,533	2,558,794
Less average intangible assets	(434,369)	(437,289)	(488,133)	(439,018)	(393,013)
Average tangible assets	2,349,006	2,413,492	2,385,695	2,411,515	2,165,781

Return on average tangible assets (cash) — cash net income divided by average tangible assets	1.23%	1.25%	1.15%	1.32%	1.03%

Return on average assets — GAAP net income divided by total average assets	0.78%	0.81%	0.67%	0.86%	0.57%

About Centennial Bank Holdings, Inc.

Centennial Bank Holdings, Inc. is a bank holding company that operates 36 branches in Colorado through its two bank subsidiaries, Centennial Bank of the West and Guaranty Bank and Trust Company.  The company provides banking and other financial services including real estate, construction, commercial and industrial, energy, consumer and agricultural loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses.  Centennial Bank of the West also provides trust services, including personal trust administration, estate settlement, investment management accounts and self-directed IRAs.  More information about Centennial Bank Holdings, Inc. can be found at www.cbhi.com.

Forward-Looking Statements

Certain statements contained in this press release, including, without limitation, statements containing the words “believes”, “anticipates”, “intends”, “expects”, and words of similar import, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: general economic and business conditions in those areas in which the company operates; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; costs and uncertainties related to the outcome of pending litigation; changes in business strategy or development plans; changes that occur in the securities markets; changes in governmental legislation or regulation; changes in credit quality; the availability of capital to fund the expansion of the company’s business; economic, political and global changes arising from natural disasters; the war on terrorism and conflicts in the Middle East; and additional “Risk Factors” referenced in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time.  When relying on forward-looking statements to make decisions with respect to the company, investors and others are cautioned to consider these and other risks and uncertainties.  The company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made.  The forward-looking statements are made as of the date of this press release, and the company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Centennial Bank Holdings, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	December 31, 2006	December 31, 2005
	(In thousands)
Assets
Cash and due from banks	$45,409	$88,852
Federal funds sold	4,211	10,090
Cash and cash equivalents	49,620	98,942
Securities available for sale, at fair value	157,260	143,081
Securities held to maturity	11,217	5,798
Bank stocks, at cost	31,845	26,874
Total investments	200,322	175,753
Loans held for sale	—	6,820
Loans, net of unearned discount	1,947,487	2,067,593
Less allowance for loan losses	(27,899)	(27,475)
Net loans	1,919,588	2,046,938
Premises and equipment, net	74,166	73,429
Goodwill	391,609	392,507
Other intangible assets, net	41,599	54,922
Other assets	42,347	39,996
Assets held for sale	—	98,270
Total assets	$2,719,251	$2,980,757

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$517,612	$593,811
Interest-bearing demand	777,579	722,030
Savings	87,265	99,496
Time	577,649	633,015
Total deposits	1,960,105	2,048,352
Securities sold under agreements to repurchase and federal fund purchases	25,469	44,399
Borrowings	67,632	130,198
Subordinated debentures	41,239	41,275
Interest payable and other liabilities	35,347	37,368
Liabilities associated with assets held for sale	—	80,417
Total liabilities	2,129,792	2,382,009

Stockholders’ equity	589,459	598,748

Total liabilities and stockholders’ equity	$2,719,251	$2,980,757

CENTENNIAL BANK HOLDINGS, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

	Quarter Ended ,			Year Ended December 31
	December 31, 2006	September 30, 2006	December 31, 2005	2006	2005
	(In thousands, except per share data)
Interest income:
Loans, including fees	$41,238	$41,427	$40,256	$163,830	$132,245
Investment securities:
Taxable	661	713	902	2,868	2,955
Tax-exempt	1,449	1,454	911	4,869	2,708
Dividends	460	485	407	1,805	1,076
Federal funds sold and other	73	145	162	409	579
Total interest income	43,881	44,224	42,638	173,781	139,563
Interest expense:
Deposits	13,374	12,283	9,832	47,337	24,873
Federal funds purchased and repurchase agreements	369	351	254	1,274	991
Subordinated debentures	946	972	676	3,666	2,515
Borrowings	1,285	1,623	1,079	5,307	3,316
Total interest expense	15,975	15,228	11,841	57,584	31,695
Net interest income	27,906	28,996	30,797	116,197	107,868
Provision for credit losses	2,724	1,566	1,701	4,290	3,400
Net interest income, after provision for credit losses	25,183	27,429	29,096	111,907	104,468
Noninterest income:
Customer service and other fees	2,137	2,892	3,205	10,385	9,291
Other	389	582	264	2,332	1,827
Total noninterest income	2,526	3,474	3,469	12,717	11,118
Noninterest expense:
Salaries and employee benefits	10,662	12,006	11,704	46,185	41,928
Occupancy expense	2,040	1,891	1,979	7,977	6,918
Furniture and equipment	1,176	1,289	1,202	4,859	3,792
Amortization of intangible assets	2,960	2,858	3,301	11,815	12,458
Merger, acquisition and transition expenses	—	239	2,055	1,866	10,491
Other general and administrative	4,384	4,659	5,681	18,206	17,262
Total noninterest expense	21,222	22,942	25,922	90,908	92,849
Income before income taxes	6,487	7,961	6,643	33,716	22,737
Income tax expense	2,163	2,521	2,136	11,286	7,618
Income from continuing operations	4,324	5,440	4,507	22,430	15,119
Income (loss) from discontinued operations, net of tax	1,119	380	357	1,988	(437)
Net income	$5,443	$5,820	$4,864	$24,418	$14,682

Earnings (loss) per share — basic:
Income from continuing operations	$0.08	$0.10	$0.07	$0.39	$0.28
Income (loss) from discontinued operations, net of tax	0.02	—	0.01	0.03	(0.01)
Net income	0.10	0.10	0.08	0.42	0.27
Earnings (loss) per share — diluted:
Income from continuing operations	$0.08	$0.10	$0.07	$0.39	$0.28
Income (loss) from discontinued operations, net of tax	0.02	—	0.01	0.03	(0.01)
Net income	0.10	0.10	0.08	0.42	0.27
Dividends declared per share	—	—	—	—	—
Weighted average shares outstanding — basic	55,985,528	57,093,056	60,409,921	57,539,996	54,222,327
Weighted average shares outstanding — diluted	56,161,626	57,499,412	60,578,019	57,636,365	54,295,083

Centennial Bank Holdings, Inc. and Subsidiaries

Unaudited Condensed Consolidated Average Balance Sheets

	Quarter Ended		Year Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
	(In thousands)
Assets
Interest earning assets
Loans, net of unearned discount	$1,959,629	$2,090,888	$1,978,002	$1,778,973
Securities	199,665	158,202	189,484	161,075
Other earning assets	3,616	17,212	4,655	16,003
Average earning assets	2,162,910	2,266,302	2,172,141	1,956,051
Other assets	620,465	607,526	678,392	602,743

Total average assets	$2,783,375	$2,873,828	$2,850,533	$2,558,794

Liabilities and Stockholders’ Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$512,091	$573,330	$519,893	$503,868
Interest-bearing deposits	1,456,982	1,497,137	1,463,665	1,246,044
Average deposits	1,969,073	2,070,467	1,983,558	1,749,912
Other interest-bearing liabilities	164,240	166,020	172,018	169,436
Other liabilities	58,183	30,554	97,466	96,762
Total average liabilities	2,191,496	2,267,041	2,253,042	2,016,110
Average stockholders’ equity	591,879	606,787	597,491	542,684
Total average liabilities and stockholders’ equity	$2,783,375	$2,873,828	$2,850,533	$2,558,794

Centennial Bank Holdings, Inc.
Unaudited Credit Quality Measures

	Quarter Ended
(Dollars in thousands)	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005

Nonaccrual loans	$32,852	$26,812	$30,684	$28,746	$29,608
Accruing loans past due 90 days or more	3	396	84	1	131
Other real estate owned	1,207	5,090	1,041	1,267	1,465
Total nonperforming assets	$34,062	$32,298	$31,809	$30,014	$31,204

Nonperforming loans	$32,855	$27,208	$30,768	$28,747	$29,739
Other impaired loans	5,978	17,076	16,166	11,841	20,551
Total impaired loans	38,833	44,284	46,934	40,588	50,290
Allocated allowance for loan losses	(8,028)	(6,468)	(5,685)	(9,296)	(10,360)
Net investment in impaired loans	$30,805	$37,816	$41,249	$31,292	$39,930

Charged-off loans	$(1,088)	$(1,736)	$(2,012)	$(1,091)	$(3,060)
Recoveries	366	177	593	615	679
Net recoveries (charge-offs)	$(722)	$(1,559)	$(1,419)	$(476)	$(2,381)

Provision for credit losses	$2,724	$1,566	$—	$—	$1,701

Allowance for loan losses	$27,899	$25,977	$25,297	$26,999	$27,475
Reserve for unfunded commitments	$411	$328	$1,001	$718	$718

Allowance for loan losses to loans, net of unearned discount	1.43%	1.31%	1.31%	1.35%	1.33%
Allowance for loan losses to nonaccrual loans	84.92%	96.89%	82.44%	93.92%	92.80%
Allowance for loan losses to nonperforming assets	84.91%	95.48%	79.53%	89.95%	88.05%
Allowance for loan losses to impaired loans	71.84%	58.66%	53.90%	66.52%	54.63%

Nonperforming assets to loans, net of unearned discount, and other real estate owned	1.75%	1.63%	1.65%	1.50%	1.51%
Annualized net charge-offs (recoveries) to average loans	0.15%	0.32%	0.29%	0.09%	0.53%
Nonaccrual loans to loans, net of unearned discount	1.69%	1.35%	1.59%	1.43%	1.43%